Exhibit 99.1

West Announces Fourth-Quarter and Full-Year 2023 Results
- Conference Call Scheduled for 9 a.m. EST Today -

Exton, PA, February 15, 2024 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth-quarter and full-year 2023 and introduced full-year 2024 financial guidance.

Fourth-Quarter and Full-Year 2023 Summary (comparisons to prior-year period)
•Fourth-quarter 2023 net sales of $732.0 million grew 3.3%; organic net sales growth was 1.4%. Full-year 2023 net sales of $2.950 billion grew 2.2%; organic net sales growth was 1.6%.
•Fourth-quarter 2023 reported-diluted EPS of $1.83 grew 34.6%. Full-year 2023 reported-diluted EPS of $7.88 grew 1.9%.
•Fourth-quarter 2023 adjusted-diluted EPS of $1.83 grew 3.4%. Full-year 2023 adjusted-diluted EPS of $8.08 decreased 5.8%.
•The Company is introducing full-year 2024 financial guidance of net sales in a range of $3.000 billion to $3.025 billion and adjusted-diluted EPS in a range of $7.50 to $7.75.

“Adjusted-diluted EPS” and “organic net sales growth” are Non-U.S. GAAP measurements. See discussion under the heading “Non-U.S. GAAP Financial Measures” in this release.

“We had strong 2023 base organic sales growth, excluding the headwinds from lower pandemic-related sales, led by high-value product (HVP) components and devices and contract manufacturing,” said Eric M. Green, President, Chief Executive Officer and Chair of the Board of Directors. “Our continued investments in both HVP as well as contract manufacturing capacity to support customer demand will fuel our long-range financial construct of future organic sales growth and operating profit margin expansion.”

Mr. Green continued, “In 2024, we expect moderated organic sales growth as we manage timing of inventory management, especially with our largest customers. We expect headwinds to be more pronounced during the first quarter and less impactful in subsequent quarters. I am pleased that our February order book for the second half of the year is outpacing typical pre-pandemic levels, coupled with customer optimism of certain breakout drug categories and timing of additional HVP device capacity, all of which underscore our expectation of a stronger second half organic sales growth.”

Proprietary Products Segment
In the fourth-quarter 2023, net sales grew by 1.5% to $593.7 million. Organic net sales (excluding changes in currency translation and the impact of a recent divestiture) declined by 0.3%, with currency translation increasing net sales growth by 270 basis points. HVP components and devices represented approximately 75% of segment net sales and generated low-single digit organic net sales growth, led by customer demand for HVP components such as NovaPure® as well as HVP devices such as self-injection systems and administration systems.

The Pharma market unit had low-single digit organic net sales growth, and the Biologics and Generic market units had organic sales declines of low-single and mid-single digits, respectively. As expected, sales related to COVID-19 continued to decline from the same period last year. Excluding this COVID-19 impact, the Proprietary Products segment organic sales would have shown high-single digit growth, led by double-digit growth in Biologics.

In the full-year 2023, net sales declined by 0.4% to $2.397 billion. Organic net sales declined by 0.8%, with currency translation increasing net sales growth by 90 basis points. Sales related to COVID-19 declined from full-year 2022. Excluding this COVID-19 impact, the Proprietary Products segment organic sales would have shown mid-teens digit growth, with all three market units having double-digit organic sales growth. Full-year 2023 HVP components and devices represented approximately 74% of segment net sales with flat organic net sales growth.

Contract-Manufactured Products Segment
In the fourth-quarter 2023, net sales grew by 11.6% to $138.3 million. Organic net sales grew by 9.4%, with currency translation increasing net sales growth by 220 basis points. Segment performance was led by growth in medical device and diagnostic products.

In the full-year 2023, net sales grew by 15.0% to $552.5 million. Organic net sales grew by 13.8%, with currency translation increasing net sales growth by 120 basis points.

Full-Year 2023 Financial Highlights
Operating cash flow was $776.5 million, an increase of 7.3%. Capital expenditures were $362.0 million, compared with $284.6 million in 2022. Free cash flow (operating cash flow minus capital expenditures) was $414.5 million, a decrease of 5.7%.

During the year ended December 31, 2023, we purchased 1,265,661 shares of our common stock under the approved share repurchase program at a cost of $438.3 million, or an average price of $346.34 per share.

Introducing Full-Year 2024 Financial Guidance
•Full-year 2024 net sales are expected to be in a range of $3.000 billion to $3.025 billion.
◦Organic net sales growth is expected to be approximately 2% to 3%.
◦Net sales guidance includes an estimated full-year 2024 headwind of $8 million based on current foreign currency exchange rates.
•Full-year 2024 adjusted-diluted EPS is expected to be in a range of $7.50 to $7.75.
◦Full-year adjusted-diluted EPS guidance range includes an estimated headwind of approximately $0.02 based on current foreign currency exchange rates.
◦This adjusted-diluted EPS guidance range assumes a full-year 2024 tax rate of approximately 22.5%, which does not include potential tax benefits from stock-based compensation. As in prior years, we are not including potential 2024 tax benefits from stock-based compensation, as they are out of the Company's control. Any tax benefits associated with stock-based compensation that we receive in 2024 would provide a positive adjustment to our full-year EPS guidance.
•Full-year 2024 capital spending is expected to be $350 million. This includes incremental capital spending to support capacity expansions at existing HVP and Contract Manufacturing facilities.

Fourth-Quarter 2023 Conference Call
The live audio-only webcast will be made available via the Company's Investor Relations website here or by clicking here.

To participate in the conference call by asking questions to Management, please register in advance by clicking here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that will be used to access the call.

Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select "Presentations" in the "Investors" section of the Company's website.

A replay of the conference call and webcast will be available on the Company's website for 30 days.

Investor Contact:	Media Contact:
Quintin Lai	Michele Polinsky
Vice President, Investor Relations	Vice President, Global Communications
(610) 594-3318	(610) 594-3054
Quintin.Lai@westpharma.com	Michele.Polinsky@westpharma.com

Forward-Looking Statements
This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include such words as “will,” “expect,” “estimates,” “estimated,” “underscore,” “are,” “expected,” “is,” “includes,” “assumes,” “does not,” “include,” “would,” “provide,” “potential” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: prevailing economic conditions and general uncertainties relating thereto that may be unknown and unforeseeable; customers’ changing inventory requirements and manufacturing plans and customer decisions to move forward with our new products and product categories; interruptions or weaknesses in our supply chain, illness in our workforce and access to transport for our products; disruptions or limitations in the Company’s manufacturing capacity; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; increased raw material, energy and labor costs; fluctuations in currency exchange; the ability to meet development milestones with key customers; and the consequences of other geopolitical events, including natural disasters, acts of war, and global health crises. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Part I Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the United States Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-U.S. GAAP Financial Measures
This release contains certain non-GAAP financial measures, including organic net sales and adjusted-diluted EPS. For the purpose of aiding the comparison of our year-over-year results, we may refer to net sales and other financial results excluding the effects of changes in foreign currency exchange rates. Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign currency exchange rates in effect during the comparable prior-year period. We may also refer to financial results excluding the effects of unallocated items. The re-measured results excluding effects from currency translation and excluding the effects of unallocated items are not in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be used as a substitute for the comparable U.S. GAAP financial measures. The non-U.S. GAAP financial measures are incorporated into our discussion and analysis as management uses them in evaluating our results of operations and believes that this information provides users a valuable insight into our overall performance and financial position. A reconciliation of these adjusted non-U.S. GAAP measures to the comparable U.S. GAAP financial measures is included in the accompanying tables.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023		2022		2023		2022
Net sales	$732.0	100%	$708.7	100%	$2,949.8	100%	$2,886.9	100%
Cost of goods and services sold	453.8	62	446.6	63	1,820.6	62	1,750.7	61
Gross profit	278.2	38	262.1	37	1,129.2	38	1,136.2	39
Research and development	18.4	3	15.9	2	68.4	2	58.5	2
Selling, general and administrative expenses	90.0	12	85.7	12	353.4	12	316.9	11
Other expense (income), net	8.9	1	30.8	5	31.4	1	26.8	1
Operating profit	160.9	22	129.7	18	676.0	23	734.0	25
Interest (income) expense, net	(8.2)	(1)	(1.2)	—	(19.0)	(1)	2.8	—
Other nonoperating expense (income)	0.9	—	2.2	—	(3.0)	—	51.3	2
Income before income taxes and equity in net income of affiliated companies	168.2	23	128.7	18	698.0	24	679.9	23
Income tax expense	34.5	5	28.9	4	122.3	4	114.7	4
Equity in net income of affiliated companies	(3.3)	(1)	(3.2)	(1)	(17.7)	—	(20.7)	(1)
Net income	$137.0	19%	$103.0	15%	$593.4	20%	$585.9	20%

Net income per share:
Basic	$1.85		$1.38		$7.98		$7.87
Diluted	$1.83		$1.36		$7.88		$7.73

Average common shares outstanding	74.1		74.4		74.3		74.4
Average shares assuming dilution	75.0		75.6		75.3		75.8

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2023	2022	2023	2022
Proprietary Products	$593.7	$584.8	$2,397.3	$2,406.8
Contract-Manufactured Products	138.3	123.9	552.5	480.4
Eliminations	—	—	—	(0.3)
Consolidated Total	$732.0	$708.7	$2,949.8	$2,886.9

Gross Profit:
Proprietary Products	$253.4	$243.0	$1,034.0	$1,053.3
Contract-Manufactured Products	24.7	19.1	96.0	82.9
Unallocated items	0.1	—	(0.8)	—
Gross Profit	$278.2	$262.1	$1,129.2	$1,136.2
Gross Profit Margin	38.0%	37.0%	38.3%	39.4%

Operating Profit (Loss):
Proprietary Products	$163.6	$168.5	$710.1	$784.4
Contract-Manufactured Products	18.8	12.4	72.1	60.4
Stock-based compensation expense	(1.4)	(6.7)	(23.3)	(23.7)
General corporate costs	(20.1)	(44.5)	(82.9)	(87.1)
Reported Operating Profit	$160.9	$129.7	$676.0	$734.0
Reported Operating Profit Margin	22.0%	18.3%	22.9%	25.4%

Unallocated items	(1.0)	29.0	14.6	28.0
Adjusted Operating Profit	$159.9	$158.7	$690.6	$762.0
Adjusted Operating Profit Margin	21.8%	22.4%	23.4%	26.4%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-U.S. GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three Months Ended December 31, 2023	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$160.9	$34.5	$137.0	$1.83
Cost investment activity (2)	1.0	—	1.0	0.01
Restructuring and other charges (3)	(2.1)	(0.6)	(1.5)	(0.02)
Amortization of acquisition-related intangible assets (4)	0.1	—	0.7	0.01
Adjusted (Non-U.S. GAAP)	$159.9	$33.9	$137.2	$1.83

Twelve Months Ended December 31, 2023	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$676.0	$122.3	$593.4	$7.88
Loss on disposal of plant (1)	11.6	(0.7)	12.3	0.16
Cost investment activity (2)	4.3	—	4.3	0.06
Restructuring and other charges (3)	(2.0)	(0.9)	(1.1)	(0.02)
Amortization of acquisition-related intangible assets (4)	0.7	0.1	2.8	0.04
Legal settlement (5)	—	(0.9)	(2.9)	(0.04)
Adjusted (Non-U.S. GAAP)	$690.6	$119.9	$608.8	$8.08

Three Months Ended December 31, 2022	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$129.7	$28.9	$103.0	$1.36
Cost investment activity (2)	3.5	—	3.5	0.05
Restructuring and other charges (3)	25.4	2.4	23.0	0.30
Amortization of acquisition-related intangible assets (4)	0.1	—	0.7	0.01
Pension settlement (6)	—	0.3	0.9	0.02
Tax law changes (8)	—	(2.5)	2.5	0.03
Adjusted (Non-U.S. GAAP)	$158.7	$29.1	$133.6	$1.77

Twelve Months Ended December 31, 2022	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$734.0	$114.7	$585.9	$7.73
Cost investment activity (2)	3.5	—	3.5	0.05
Restructuring and other charges (3)	23.8	2.0	21.8	0.29
Amortization of acquisition-related intangible assets (4)	0.7	0.1	2.8	0.04
Pension settlement (6)	—	20.6	31.6	0.42
Royalty acceleration (7)	—	1.3	(1.3)	(0.02)
Tax law changes (8)	—	(5.7)	5.7	0.07
Adjusted (Non-U.S. GAAP)	$762.0	$133.0	$650.0	$8.58

(1)During the twelve months ended December 31, 2023, the Company recorded expense of $11.6 million as a result of the sale of one of the Company’s manufacturing facilities within the Proprietary Products segment. The transaction closed during the second quarter of 2023.

(2)During the three and twelve months ended December 31, 2023, the Company recorded a cost investment impairment charge of $1.0 million and $4.3 million, respectively. During the three and twelve months ended December 31, 2022, the Company recorded a cost investment impairment charge of $3.5 million.

(3)During the three and twelve months ended December 31, 2023, the Company recorded a benefit to restructuring and other charges of $2.1 million and $2.0 million, respectively. The twelve-month benefit represents the net impact of a $2.8 million benefit within other expense (income) for revised severance estimates in connection with our 2022 restructuring plan and an inventory write down of $0.8 million within cost of goods and services sold. During the three and twelve months ended December 31, 2022, the Company recorded restructuring and related charges of $25.4 million and $23.8 million, respectively. The twelve-month charge primarily includes $8.7 million in net severance and post-employment benefits primarily in connection with our plan to adjust our operating cost base and $15.3 million in asset-related charges associated with this plan.

(4)During the three and twelve months ended December 31, 2023 and 2022, the Company recorded $0.1 million and $0.7 million, respectively, of amortization expense within operating profit associated with an acquisition of an intangible asset during the second quarter of 2020. During the three and twelve months ended December 31, 2023 and 2022, the company recorded $0.5 million and $2.1 million, respectively, of amortization expense in association with an acquisition of increased ownership interest in Daikyo.

(5)During the twelve months ended December 31, 2023, the Company recorded a benefit of $3.8 million within other nonoperating expense (income) as a result of a favorable legal settlement related to a matter not included in our normal operations.

(6)During the three and twelve months ended December 31, 2022, the Company recorded pension settlement charges of $1.2 million and $52.2 million, respectively, within other nonoperating expense (income), which primarily relates to the full settlement of the U.S. qualified defined benefit plan (the “U.S. pension plan”).

(7)During the twelve months ended December 31, 2022, the Company increased its expected tax benefit related to the prepayment of future royalties from one of its subsidiaries by $1.3 million.

(8)During the three and twelve months ended December 31, 2022, the Company incurred $2.5 million and $5.7 million, respectively, of additional tax expense due to the impact of a tax law change in the state of Pennsylvania enacted during the period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Organic Net Sales (9 and 10)

Three Months Ended December 31, 2023	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$593.7	$138.3	$—	$732.0
Effect of changes in currency translation rates	(15.7)	(2.8)	—	(18.5)
Organic net sales (Non-U.S. GAAP) (9)	$578.0	$135.5	$—	$713.5

Twelve Months Ended December 31, 2023	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$2,397.3	$552.5	$—	$2,949.8
Effect of changes in currency translation rates	(22.1)	(5.8)	—	(27.9)
Organic net sales (Non-U.S. GAAP) (9)	$2,375.2	$546.7	$—	$2,921.9

Three Months Ended December 31, 2022	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$584.8	$123.9	$—	$708.7
Effect of divestitures and/or acquisitions	(4.9)	—	—	(4.9)
Net sales excluding divestiture (Non-U.S. GAAP) (10)	$579.9	$123.9	$—	$703.8

Twelve Months Ended December 31, 2022	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$2,406.8	$480.4	$(0.3)	$2,886.9
Effect of divestitures and/or acquisitions	(11.5)	—	—	(11.5)
Net sales excluding divestiture (Non-U.S. GAAP) (10)	$2,395.3	$480.4	$(0.3)	$2,875.4

(9)Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

(10)Net sales excluding divestitures represents the 2022 comparative sales figure used in our organic sales growth calculation to eliminate the impact of our 2023 divestiture.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Twelve Months Ended December 31,
	2023	2022
Depreciation and amortization	$137.3	$120.6
Operating cash flow	$776.5	$724.0
Capital expenditures	$362.0	$284.6
Free cash flow	$414.5	$439.4

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of December 31, 2023	As of December 31, 2022
Cash and cash equivalents	$853.9	$894.3
Accounts receivable, net	$512.0	$507.4
Inventories	$434.7	$414.8
Accounts payable	$242.4	$215.4
Debt	$206.8	$208.9
Equity	$2,881.0	$2,684.9
Working capital	$1,264.6	$1,400.5

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF REPORTED-DILUTED EPS GUIDANCE TO ADJUSTED-DILUTED EPS GUIDANCE
(UNAUDITED)

	2023 Actual	2024 Guidance	% Change
Reported-diluted EPS (U.S. GAAP)	$7.88	$7.46 to $7.71	(5.3%) to (2.2%)
Loss on disposal of plant	0.16	—	—
Cost investment activity	0.06	—	—
Restructuring and other charges	(0.02)	—	—
Amortization of acquisition-related intangible assets	0.04	0.04	—
Legal settlement	(0.04)	—	—
Adjusted-diluted EPS (Non-U.S. GAAP) (11)	$8.08	$7.50 to $7.75	(7.2%) to (4.1%)

(11)See “Full-year 2024 Financial Guidance” and “Non-U.S. GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.

We have opted not to forecast 2024 tax benefits from stock-based compensation in upcoming quarters, as they are out of the Company’s control. Instead, we recognize the benefits as they occur. In 2023, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.42. Any future tax benefits associated with stock-based compensation that we receive in 2024 would provide a positive adjustment to our full-year EPS guidance.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo Crystal Zenith® and Daikyo CZ® are registered trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith technologies are licensed from Daikyo Seiko, Ltd.